Exhibit 16.1

May 31, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Meihua International Medical Technologies Co., Ltd. included in its Form 6-K dated May 31, 2022. We agree with the statements concerning our firm. We are not in a position to agree to disagree with other statements contained therein.

Sincerely,

TPS Thayer, LLC